WARRANT AGREEMENT

         THIS AGREEMENT, made as of this 7th day of September 1999, by and between AmeriNet Group.com Inc., a Delaware corporation having its principal place of business located at 902 Clint Moore Road, Suite 136, Boca Raton, Florida 33487 (the "Company"), and Xcel Associates, Inc., a New Jersey corporation having its principal office at 224 Middle Road, 2nd Floor, Hazlet, New Jersey 07730, a consultant to the Company (the "Warrant Holder").

                              W I T N E S S E T H:

         WHEREAS, the Company has determined to sell to the Warrant Holder for the sum of $10,000, and the Warrant Holder desires to purchase from the Company, a warrant (the "Warrant") to purchase up to 1,000,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), on terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the payment to the Company by the Warrant Holder of $10,000, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   Grant of Warrant.

     Subject to all terms and conditions of this Agreement, the Company hereby grants to the Warrant Holder a Warrant to purchase all or any part of an aggregate of one million (1,000,000) shares (the "Shares") of Common Stock at a purchase price of $0.75 per share.

2.   Registration of Shares; Expiration.

     (a) The Company shall file with the Securities and Exchange Commission (the "Commission") within 45 days following the filing of its Annual Report on Form 10-KSB for the year ended June 30, 1999, and shall use its best efforts to cause to become effective, a registration statement on Form SB-2, Form S-3 or other appropriate form (the "Registration Statement") relating to the Shares.

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     (b)  Subject to Section 2(c) hereof,  the Warrant will expire as to 500,000 of the Shares (the "Initial Shares") at 6:00 p.m., New York City time, on the 60th day following the effective date of the Registration Statement (the "Effective Date"), and as to the remaining 500,000 Shares on the 120th day following the Effective Date; provided, however, that if the Warrant to acquire the Initial Shares is not exercised by the Warrant Holder in full, the Warrant will expire as to all Shares at 6:00 p.m., New York City time, on the 60th day following the Effective Date.

     (c) If not already expired pursuant to the provisions of Section 2(b) hereof, the Warrant shall expire as to all Shares at 6:00 p.m., New York City time, on December 31, 2000 (the "Expiration Date").

3.   Exercise of Warrant.

         The Warrant may be exercised, in whole or in part, as to any Shares at any time prior to the Expiration Date or the earlier termination of the Warrant with respect to such Shares; provided, however, that the Warrant must be exercised in each case in increments of not less than 50,000 Shares. If the Warrant is not exercised to the maximum extent permissible, it shall be exercisable, in whole or in part (in increments of not less than 50,000 shares), with respect to all Shares not so purchased at any time prior to the Expiration Date or the earlier termination of the Warrant.

4.   Payment of Purchase Price Upon Exercise.

         The Warrant granted under this Agreement may be exercised in whole or in part by delivering or mailing to the Company at its principal office, or such other place as the Company may designate in writing to the Warrant Holder, written notice of exercise duly signed by the Warrant Holder. Such exercise shall be effective upon (a) receipt by the Company of such written notice and (b) payment to the Company of the full purchase price in cash.

5.   Issuance and Delivery.

          The Warrant Holder's written notice to the Company shall state the number of Shares with respect to which the Warrant is being exercised and specify a date, not less than five (5) or more than fifteen (15) days after the date of the mailing of such notice, on which the Shares will be taken and payment made therefor. On the date specified in the notice of exercise, the Company shall deliver, or cause to be delivered, to the Warrant Holder (or its representative, as the case may be) stock certificates for the number of Shares with respect to which the Warrant is being exercised, against receipt of payment therefor. Certificates evidencing the Shares issued upon exercise of the Warrant may contain such legends reflecting any restrictions upon transfer of the Shares evidenced thereby as in the opinion of counsel to the Company may be necessary for the lawful and proper issuance of such certificates. Delivery of the Shares may be made at the office of the Company or at the office of a transfer agent appointed for the transfer of shares of Common Stock.


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6.   Transferability.

         The Warrant shall be transferable on the books of the Company only upon delivery thereof duly endorsed by the Warrant Holder or by its authorized attorney or legal representative. The Company shall have no obligation to cause the Warrant to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the applicable provisions of all applicable federal and state laws, rules and regulations.

7.   No Rights as a Shareholder.

         Neither the Warrant Holder nor its legal representative shall be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any of the Shares, unless and until certificates representing such Shares shall have been issued and delivered to the Warrant Holder (or its representative).

8.   Adjustment.

     (a) In case, prior to the expiration of the Warrant by exercise or by its terms, the Company shall issue any shares of its Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either of such cases, the purchase price per share of the Shares issuable upon exercise of the Warrant in effect at the time of such action shall be proportionately reduced and the number of Shares at that time purchasable pursuant to the Warrant shall be proportionately increased; and conversely, in the event the Company shall contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in such case, the purchase price per share of the Shares issuable upon exercise of the Warrant in effect at the time of such action shall be proportionately increased and the number of Shares at that time purchasable pursuant to Warrant shall be proportionately decreased. Any dividend paid or distributed upon the Common Stock in stock of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof.


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     (b)  In case,  prior to the expiration of the Warrant by exercise or by its terms, there shall be a recapitalization, whether by reorganization, reclassification or otherwise, of the capital of the Company, or the Company or a successor corporation shall be consolidated or merge with or convey all or substantially all of its or of any successor
          corporation's   property  and  assets  to  any  other  corporation  or
          corporations (any such corporation being included within the meaning of the term "successor corporation" in the event of any consolidation or merger of any such corporation with, or the sale of all or substantially all of the property of any such corporation to, another corporation or corporations), in exchange for stock or securities of a successor corporation, the Warrant Holder shall thereafter have the right to purchase upon the terms and conditions and during the time specified in this Agreement, in lieu of the Shares theretofore purchasable upon the exercise of the Warrant, the kind and amount of
          shares   of  stock   and  other   securities   receivable   upon  such
          recapitalization or consolidation, merger or conveyance by a holder of the number of shares of Common Stock which the Warrant Holder might
          have  purchased   immediately  prior  to  such   recapitalization   or
          consolidation, merger or conveyance.

9.   Compliance with Law and Regulations.

         The Warrant and the obligation of the Company to sell and deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (i) the listing of such Shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Board of Directors of the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, the Warrant may not be exercised if its exercise or the receipt of Shares pursuant thereto, would be contrary to applicable law.

10.  Investment Representation.

         The Board of Directors of the Company may require the Warrant Holder to furnish to the Company, prior to the issuance of any Shares upon the exercise of the Warrant, an agreement (in such form as the Board of Directors may specify) in which the Warrant Holder represents that the Shares acquired by the Warrant Holder upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

12.  Notices.

          Any notice hereunder to the Company shall be addressed to it at AmeriNet Group.com Inc., 902 Clint Moore Road, Suite 136, Boca Raton, Florida, 33487, Attention: Michael Harris Jordon, President; and any notice hereunder to the Warrant Holder shall be addressed to it at Xcel Associates, Inc., 224 Middle Road, 2nd Floor, Hazlet, New Jersey 07730, Attention: Edward T. Whelan, President; subject to the right of either party to designate at any time hereafter in writing some other address.


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13.  Governing Law.

         This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law principles thereof.

14.  Counterparts.

         This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date and year first above written.

                             AmeriNet Group.com Inc.

                          By: /s/ Michael Harris Jordan

                        Michael Harris Jordan, President



                              Xcel Associates, Inc.

                            By: /s/ Edward T. Whelan

                           Edward T. Whelan, President




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